Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal Third

Quarter 2024 Financial Results

NEW YORK, Jan. 09, 2024 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2024 fiscal third quarter, with Net Investment Income (“NII”) per share down 5% from last quarter and up 27% over last year’s third quarter, and adjusted NII per share down 6% from last quarter and up 31% from last year. The substantial year-over-year increase in earnings reflect growth in Assets under Management (“AUM”), stable overall portfolio performance and margin improvement from year-over-year increasing rates on Saratoga Investment’s largely floating rate assets, with costs of financing liabilities remaining largely fixed.

Saratoga Investment’s annualized third quarter dividend of $0.72 per share and adjusted net investment income of $1.01 per share imply an 11.0% dividend yield and 15.4% earnings yield based on its recent stock price of $26.16 per share on January 8, 2024. This substantial overearning of the dividend by 29c this quarter, or $1.16 annualized per share, increases Net Asset Value (“NAV”), supports increased portfolio growth and provides a cushion against adverse events. With regards to potential cuts in interest rates in 2024, Saratoga Investment’s current earnings yield and resultant overearning of its dividend by 40% currently also provides substantial cushion should interest rates decline.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of November 30, 2023	For the three months ended and as of August 31, 2023	For the three months ended and as of November 30, 2022
	($ in thousands except per share)
AUM	1,114,039	1,098,945	982,034
NAV	359,559	362,079	335,764
NAV per share	27.42	28.44	28.25
Investment Income	36,340	35,514	26,257
Net Investment Income per share	1.09	1.15	0.83
Adjusted Net Investment Income per share	1.01	1.08	0.77
Earnings per share	(0.31)	0.65	0.51
Dividends per share (declared)	0.72	0.71	0.68
Return on Equity – last twelve months	6.6%	9.6%	4.0%
– annualized quarter	(4.5)%	9.0%	7.1%
Originations	35,612	27,447	87,574
Repayments	2,144	6,036	56,917

“The rise in interest rates has stabilized in the recent quarter, resulting in elevated margins on our growing portfolio relative to the past year. The continued general contraction of available credit for smaller middle market businesses and our ongoing development of sponsor relationships have created an abundant flow of attractive investment opportunities from high quality sponsors at attractive pricing, terms and absolute rates,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment.

“Saratoga’s solid performance is reflected in our continued strong key performance indicators this past quarter, including: (i) quarterly adjusted NII per share increases of 31% over the past year (77c to $1.01 per share), (ii) current assets under management growing to $1.114 billion, and (iii) dividends increasing to 72c per share, up 6% from 68c per share in Q3 last year and over earned by 40% as compared to this quarter’s $1.01 per share adjusted NII. The rapid increase in our adjusted earnings, more than 44% year-over-year, has resulted in substantial overearning of our dividend and a 15.4% earnings yield, building NAV and further supporting growth.”

“We have made substantial progress in building our NAV this year to further support the substantial growth of our portfolio, raising more than $48 million in new equity at net asset value, with $24 million raised in Q2, $10 million in Q3 and another $14 million since quarter-end. This equity supports our strong originations, strengthens our capital structure and reduces our regulatory leverage.”

“Most importantly, at the foundation of our performance is the high-quality nature, resilience and balance of our $1.114 billion portfolio in the current challenging environment, marked down 3% overall as compared to our cost and with our core non-CLO portfolio’s fair value less than 1% below its cost. While registering markdowns this quarter in a small number of specific credits and our overall CLO portfolio, the overall financial performance reflects the strength of our underwriting in our solid, growing portfolio companies and sponsors in well-selected industry segments.”

“We continue to remain prudent and discerning in terms of new commitments in the current volatile environment. Originations this quarter demonstrate that, despite an overall robust pipeline, there are periods when investments we review do not meet our high-quality credit and pricing standards, like this quarter where we originated zero new portfolio company investments and had fourteen smaller follow-on investments in existing portfolio companies we know well with strong business models and balance sheets. Originations this quarter totaled $35.6 million, with $2.1 million of repayments and amortization. Our credit quality for this quarter remained strong at 97.1% of credits rated in our highest category, with our investment in Zollege added as our third credit on non-accrual. With 86% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and leverage is well structured for future economic conditions and uncertainty.”

“As we navigate through this challenging and volatile environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended November 30, 2023:

As of November 30, 2023, Saratoga Investment’s AUM was $1.114 billion, an increase of 13.4% from $982.0 million as of November 30, 2022, and an increase of 1.4% from $1.099 billion as of August 31, 2023. The quarterly increase consists of $35.6 million in originations, offset by $2.1 million of repayments and amortizations, continuing the consistent long-term growth of the portfolio driven by our strong deal flow pipeline. In addition, during the second quarter the fair value of the portfolio was offset by $17.9 million of net unrealized depreciation, driven primarily by (i) the unrealized markdown of our Pepper Palace investment by a further $4.1 million due to company performance, (ii) the reversal of previously recognized unrealized appreciation and unrealized markdown of our Netreo Holdings investment by $8.3 million due to Company performance, (iii) the unrealized markdown of our ETU Holdings investment by $1.8 million due to Company performance, (iv) the unrealized markdown of our Zollege investment that has now been placed on non-accrual this quarter by $1.5 million due to Company performance, (v) the unrealized depreciation related to the CLO and JV of $6.5 million, reflecting primarily markdowns due to individual credits in the broadly syndicated portfolio and (vi) the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. The individual markdowns noted above was offset by $4.3 million unrealized appreciation across the remaining core BDC portfolio The net unrealized depreciation represented a 1.6% reduction in value of the overall portfolio.

Saratoga Investment’s portfolio remains strong, with 86.2% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 97.1% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has an overall fair value that is 2.9% below its cost basis, with the fair value of its core non-CLO portfolio 0.9% below its cost basis. Since Saratoga Investment took over the management of the BDC, $917.0 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 15.7%.

For the three months ended November 30, 2023, total investment income of $36.3 million increased by $10.0 million, or 38.4%, from $26.3 million as compared to the three months ended November 30, 2022. As compared to the quarter ended August 31, 2023, total investment income grew by $0.8 million, or 2.3%, from $35.5 million. This quarter’s investment income was generated by (i) the impact of higher interest rates, both base rates and spreads, as compared to last year, with the weighted average current coupon on non-CLO BDC investments increasing from 11.7% to 12.5%, (ii) average non-CLO BDC assets increasing by 15.7% year-over-year, and by 1.6% since last quarter, and (iii) other income including a $1.3 million dividend received from the Saratoga Investment JV.

For the three months ended November 30, 2023, adjusted net investment income of $13.1 million increased by $4.0 million, or 43.8%, from $9.1 million for the quarter ended November 30, 2022, and decreased by $0.1 million, or 0.2%, from $13.2 million for the quarter ended August 31, 2023. The increases in investment income were offset by (i) increased interest expense resulting from the impact of various new Notes Payable and SBA debentures issued during the past year and quarter and (ii) increased base and incentive management fees from higher AUM and earnings.

Total expenses for the third fiscal quarter 2024, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, increased from $2.1 million to $2.3 million as compared to the second fiscal quarter 2024, and increased from $2.1 million from the quarter ended November 30, 2022. This represented 0.8% of average total assets on an annualized basis, unchanged from 0.8% at both Q3 last year and last quarter.

Net investment income on a weighted average per share basis was $1.09 for the quarter ended November 30, 2023. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $1.01. This compares to adjusted net investment income per share of $0.77 and $1.08 for the quarters ended November 30, 2022, and August 31, 2023, respectively. The weighted average common shares outstanding of 13.1 million this quarter increased from 11.9 million and 12.2 million for the quarters ended November 30, 2022 and August 31, 2023, respectively. This resulted in an $0.08 dilutive impact to adjusted NII per share this quarter.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 15.7% for the quarter ended November 30, 2023. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 14.6%. In comparison, adjusted Net Investment Income Yield was 10.8% and 15.0% for the quarters ended November 30, 2022 and August 31, 2023, respectively.

Return on equity for the last twelve months ended November 30, 2023 was 6.6%, down from 9.6% last quarter and up from 4.0% for the comparable period last year.

NAV was $359.6 million as of November 30, 2023, an increase of $23.8 million from $335.8 million as of November 30, 2022, and a decrease of $2.5 million from $362.1 million as of August 31, 2023. This includes $10.0 million of equity raised at NAV during the fiscal third quarter.

NAV per share was $27.42 as of November 30, 2023, compared to $28.25 as of November 30, 2022, and $28.44 as of August 31, 2023.

Investment portfolio activity for the quarter ended November 30, 2023:

●	Cost of investments made during the period: $35.6 million, including zero investments in new portfolio companies and fourteen follow-ons.

●	Principal repayments during the period: $2.1 million, including one partial repayment of an existing investment, plus amortization.

Additional Financial Information

For the fiscal quarter ended November 30, 2023, Saratoga Investment reported NII of $14.2 million, or $1.09 on a weighted average per share basis, and net realized and unrealized losses on investments of $18.2 million, or $1.40 on a weighted average per share basis, resulting in a net decrease in net assets from operations of $4.1 million, or $0.31 on a weighted average per share basis. The $18.2 million net realized and unrealized loss on investments was comprised of $17.8 million in net realized gains and unrealized depreciation on investments, and $0.4 million in net change in provision for deferred taxes on unrealized appreciation on investments.

This quarter’s $0.1 million realized gains related to an escrow payment received on the Company’s previously owned Ohio Medical investment.

Portfolio and Investment Activity

As of November 30, 2023, the fair value of Saratoga Investment’s portfolio was $1.114 billion, excluding $47.0 million in cash and cash equivalents, principally invested in 55 portfolio companies, one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 86.2% of first lien term loans, 1.3% of second lien term loans, 1.6% of unsecured term loans, 2.6% of subordinated notes in CLOs and 8.3% of common equity.

For the fiscal quarter ended November 30, 2023, Saratoga Investment invested $35.6 million in fourteen follow-ons in existing portfolio companies and had $2.1 million in aggregate amount of one partial exit and repayment, including realized gains, resulting in net originations of $33.5 million for the quarter.

As of November 30, 2023, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 11.4%, which was comprised of a weighted average current yield of 12.6% on first lien term loans, 6.0% on second lien term loans, 10.0% on unsecured term loans, 10.7% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of November 30, 2023, Saratoga Investment had $35.0 million in outstanding borrowings under its $65.0 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $0.0 million SBA debentures in its SBIC I license outstanding, $175.0 million SBA debentures in its SBIC II license outstanding, $30.0 million SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, five unlisted issuances of $52.0 million in total, and an aggregate of $47.0 million in cash and cash equivalents.

With $30.0 million available under the credit facility and $47.0 million of cash and cash equivalents as of November 30, 2023, Saratoga Investment has a total of $77.0 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $145.0 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $50.7 million of committed undrawn lending commitments and $77.7 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. On July 10, 2023, Saratoga Investment increased the maximum amount of shares of common stock to be sold through the ATM Program to $300.0 million from $150.0 million. As of November 30, 2023, Saratoga Investment sold 6,042,773 shares for gross proceeds of $158.3 million at an average price of $26.20 for aggregate net proceeds of $156.8 million (net of transaction costs). During the three months ended November 30, 2023, Saratoga Investment sold 350,000 shares for gross proceeds of $10.0 million at an average price of $28.48 for aggregate net proceeds of $10.0 million (net of transaction costs). During the nine months ended November 30, 2023, Saratoga Investment sold 1,202,412 shares for gross proceeds of $34.3 million at an average price of $28.54 for aggregate net proceeds of $34.3 million (net of transaction costs).

Dividend

On November 15, 2023, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.72 per share for the fiscal quarter ended November 30, 2023, paid on December 28, 2023, to all stockholders of record at the close of business on December 11, 2023. This is Saratoga Investment’s fifteenth quarterly dividend increase in a row.

The Company previously declared in fiscal 2024 a quarterly dividend of $0.71 per share for the quarter ended August 31, 2023 and $0.70 per share for the quarter ended May 31, 2023. During fiscal year 2023, the Company declared a quarterly dividend of $0.69 per share for the quarter ended February 28, 2023, $0.68 per share for the quarter ended November 30, 2022, $0.54 per share for the quarter ended August 31, 2022 and $0.53 per share for the quarter ended May 31, 2022. During fiscal year 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 8, 2024, our board of directors extended the Share Repurchase Plan for another year to January 15, 2025.

As of November 30, 2023, the Company had purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to the Share Repurchase Plan. During the three months ended November 30, 2023, the Company did not purchase any shares of common stock pursuant to the Share Repurchase Plan. During the nine months ended November 30, 2023 the Company purchased 88,576 shares of common stock, at the average price $24.36 for approximately $2.2 million pursuant to the Share Repurchase Plan.

2024 Fiscal Third Quarter Conference Call/Webcast Information

When:	Wednesday, January 10, 2024

10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q3 2024 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations (https://ir.saratogainvestmentcorp.com/events-presentations).

Call: To access the call by phone, please go to this link (Registration Link; https://register.vevent.com/register/BI646e1212c16b401ea5d483de48a51ce4), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30, 2023	February 28, 2023
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $983,711,569 and $819,966,208, respectively)	$976,440,074	$828,028,800
Affiliate investments (amortized cost of $45,834,741 and $25,722,320, respectively)	47,128,397	28,305,871
Control investments (amortized cost of $118,317,634 and $120,800,829, respectively)	90,470,138	116,255,582
Total investments at fair value (amortized cost of $1,147,863,944 and $966,489,357, respectively)	1,114,038,609	972,590,253
Cash and cash equivalents	21,386,880	65,746,494
Cash and cash equivalents, reserve accounts	25,639,619	30,329,779
Interest receivable (net of reserve of $6,951,408 and $2,217,300, respectively)	9,235,919	8,159,951
Management fee receivable	364,032	363,809
Other assets	932,383	531,337
Current tax receivable	99,676	436,551
Total assets	$1,171,697,118	$1,078,158,174

LIABILITIES
Revolving credit facility	$35,000,000	$32,500,000
Deferred debt financing costs, revolving credit facility	(996,961)	(1,344,005)
SBA debentures payable	205,000,000	202,000,000
Deferred debt financing costs, SBA debentures payable	(5,789,246)	(4,923,488)
8.75% Notes Payable 2024	20,000,000	-
Discount on 8.75% notes payable 2024	(251,521)	-
Deferred debt financing costs, 8.75% notes payable 2024	(10,576)	-
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(222,781)	(304,946)
Deferred debt financing costs, 7.00% notes payable 2025	(28,165)	(40,118)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(88,206)	(129,528)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	641,310	830,824
Deferred debt financing costs, 4.375% notes payable 2026	(1,918,155)	(2,552,924)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(330,619)	(408,932)
Deferred debt financing costs, 4.35% notes payable 2027	(1,119,041)	(1,378,515)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(291,226)	(344,949)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(132,538)	(159,334)
Deferred debt financing costs, 6.00% notes payable 2027	(2,399,002)	(2,926,637)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(1,360,960)	(1,622,376)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(1,665,155)	(1,944,536)
8.50% Notes Payable 2028	57,500,000	-
Deferred debt financing costs, 8.50% notes payable 2028	(1,781,486)	-
Base management and incentive fees payable	8,139,713	12,114,878
Deferred tax liability	3,422,306	2,816,572
Accounts payable and accrued expenses	2,086,243	1,464,343
Interest and debt fees payable	4,609,435	3,652,936
Directors fees payable	-	14,932
Due to manager	250,000	10,935
Total liabilities	812,138,369	731,200,132

Commitments and contingencies

NET ASSETS

Common stock, par value $0.001, 100,000,000 common shares authorized, 13,114,977 and 11,890,500 common shares issued and outstanding, respectively	13,115	11,891
Capital in excess of par value	356,698,595	321,893,806
Total distributable earnings	2,847,039	25,052,345
Total net assets	359,558,749	346,958,042
Total liabilities and net assets	$1,171,697,118	$1,078,158,174
NET ASSET VALUE PER SHARE	$27.42	$29.18

Asset Coverage Ratio	159.3%	165.9%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2023	November 30, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$28,741,745	$19,549,044
Affiliate investments	1,165,585	1,914,800
Control investments	2,183,242	1,671,354
Payment-in-kind interest income:
Non-control/Non-affiliate investments	88,106	87,130
Affiliate investments	221,348	191,860
Control investments	258,729	102,720
Total interest from investments	32,658,755	23,516,908
Interest from cash and cash equivalents	521,574	200,258
Management fee income	819,929	818,254
Dividend Income	1,828,584	436,941
Structuring and advisory fee income	312,135	553,497
Other income	199,368	731,166
Total investment income	36,340,345	26,257,024

OPERATING EXPENSES
Interest and debt financing expenses	12,522,357	8,449,900
Base management fees	4,857,059	4,258,821
Incentive management fees expense (benefit)	2,243,621	1,531,060
Professional fees	434,552	558,531
Administrator expenses	1,075,000	818,750
Insurance	81,002	89,187
Directors fees and expenses	80,729	80,000
General and administrative	660,062	525,202
Income tax expense (benefit)	219,900	68,136
Total operating expenses	22,174,282	16,379,587
NET INVESTMENT INCOME	14,166,063	9,877,437

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	60,565	(740,434)
Net realized gain (loss) from investments	60,565	(740,434)
Income tax (provision) benefit from realized gain on investments	-	479,318
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(1,948,502)	2,082,634
Affiliate investments	(1,084,259)	693,483
Control investments	(14,833,592)	(5,952,325)
Net change in unrealized appreciation (depreciation) on investments	(17,866,353)	(3,176,208)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(415,894)	(425,848)
Net realized and unrealized gain (loss) on investments	(18,221,682)	(3,863,172)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(4,055,619)	$6,014,265

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.31)	$0.51
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	13,052,896	11,893,173

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2023	November 30, 2022
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$83,542,257	$49,597,660
Affiliate investments	2,799,735	4,287,449
Control investments	6,314,550	4,731,150
Payment-in-kind interest income:
Non-control/Non-affiliate investments	706,339	258,557
Affiliate investments	644,484	221,027
Control investments	542,581	260,161
Total interest from investments	94,549,946	59,356,004
Interest from cash and cash equivalents	1,864,956	235,410
Management fee income	2,453,967	2,451,242
Dividend Income	5,301,097	949,758
Structuring and advisory fee income	1,786,357	2,813,311
Other income	530,210	983,277
Total investment income	106,486,533	66,789,002

OPERATING EXPENSES
Interest and debt financing expenses	36,628,641	23,243,438
Base management fees	14,262,147	12,164,989
Incentive management fees expense (benefit)	4,828,442	216,915
Professional fees	1,407,275	1,344,021
Administrator expenses	2,797,917	2,341,667
Insurance	244,804	266,723
Directors fees and expenses	280,797	300,000
General and administrative	1,957,906	1,492,063
Income tax expense (benefit)	(11,193)	(132,487)
Total operating expenses	62,396,736	41,237,329
NET INVESTMENT INCOME	44,089,797	25,551,673

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	151,256	7,365,913
Net realized gain (loss) from investments	151,256	7,365,913
Income tax (provision) benefit from realized gain on investments	-	548,568
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(15,334,087)	(12,430,125)
Affiliate investments	(1,289,895)	3,861,523
Control investments	(23,302,249)	(17,199,511)
Net change in unrealized appreciation (depreciation) on investments	(39,926,231)	(25,768,113)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(577,693)	(1,017,953)
Net realized and unrealized gain (loss) on investments	(40,352,668)	(18,871,585)
Realized losses on extinguishment of debt	(110,056)	(1,204,809)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$3,627,073	$5,475,279

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.29	$0.46
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,355,815	11,989,811

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income in fiscal 2023 also excludes the interest expense and amortization of deferred financing costs related to the 2025 SAK Notes during the period while the 2027 SAT Notes were already issued and outstanding. These expenses are directly attributable to the issuance of the 2027 SAT Notes and the subsequent repayment of the 2025 SAK Notes. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and nine months ended November 30, 2023 and November 30, 2022.

	For the Quarters Ended
	November 30, 2023	November 30, 2022
Net Investment Income	$14,166,063	$9,877,437
Changes in accrued capital gains incentive fee expense/reversal	(1,039,033)	(751,307)
Adjusted net investment income	13,127,030	$9,126,130

Net investment income yield	15.7%	11.7%
Changes in accrued capital gains incentive fee expense/reversal	(1.1)%	(0.9)%
Adjusted net investment income yield (1)	14.6%	10.8%

Net investment income per share	$1.09	$0.83
Changes in accrued capital gains incentive fee expense/reversal	(0.08)	(0.06)
Adjusted net investment income per share (2)	$1.01	$0.77

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Nine Months Ended
	November 30, 2023	November 30, 2022
Net Investment Income	$44,089,797	$25,551,673
Changes in accrued capital gains incentive fee expense/(reversal)	(4,957,306)	(3,723,699)
Interest expense on 2025 SAK Notes during the period	-	655,305
Adjusted net investment income	$39,132,491	$22,483,279

Net investment income yield	16.7%	9.9%
Changes in accrued capital gains incentive fee expense/(reversal)	(1.7)%	(1.4)%
Interest expense on 2025 SAK Notes during the period	-	0.2%
Adjusted net investment income yield (1)	15.0%	8.7%

Net investment income per share	$3.57	$2.13
Changes in accrued capital gains incentive fee expense/(reversal)	(0.40)	(0.30)
Interest expense on 2025 SAK Notes during the period	-	0.05
Adjusted net investment income per share (2)	$3.17	$1.88

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.